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THE LOEWEN GROUP INC.
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(TSE: LWN)                                                                 NEWS

Media Contact:    James Hoggan & Associates Inc.
                  Karen Cook Boas or Anna Wright
                  (604) 739-7500 or
                  Email kcook@hoggan.com
                  Email awright@hoggan.com

Investor Contact: (800) 347-7010

                              FOR IMMEDIATE RELEASE

              THE LOEWEN GROUP CONSOLIDATES ADMINISTRATIVE OFFICES

VANCOUVER, B.C. - Sept. 6, 2000 - As part of its plan to emerge from creditor protection as a superior operating company and a leader in the funeral and cemetery services industry, The Loewen Group Inc. (TSE:LWN) will consolidate its eight existing United States and Canadian administrative and corporate offices into three offices.

The Company has been under court protection from creditors since June 1, 1999 when it filed under Chapter 11 of the U.S. Bankruptcy Code and the Canadian Companies' Creditors Arrangement Act. It is currently engaged in discussions with its principal creditors concerning the terms of its plan of reorganization.

John S. Lacey, Chairman of the Board, announced that Cincinnati, OH will become one of the Company's two administrative support centers and that the Company's U.S. operations offices in Conroe, TX and its credit and collections office in Philadelphia, PA as well as smaller offices in Atlanta, GA and Whittier, CA will be closed.

Mr. Lacey also announced that all Greater Vancouver area administrative functions will be consolidated at the nearby Metrotown (Burnaby) administrative support center, where the existing leases have been extended. The Company's executive offices will relocate from Burnaby, B.C. to Toronto in order to bring senior management closer to the Company's principal markets. The existing executive office facility in Burnaby will be closed and sold.

The net impact of these changes will streamline the number of Loewen Group's North American administrative and corporate offices from eight to three:
Toronto, Cincinnati and Vancouver (Burnaby).

"This is the latest of many changes over the past 14 months designed to streamline our administrative and operating structure and to move the culture of our Company away from a focus



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on acquisitions to providing the best customer service in our industry at competitive prices," Mr. Lacey said.

Mr. Lacey said the relocation of the senior executives to Toronto will accelerate the Company's focus on operations and customer service, and will save travel costs and management time. "A long-standing problem of this company has been that senior people have been too removed from operations. Placing ourselves in the middle of the continent will improve our ability to spend time at our locations where our business happens."

Paul A. Houston, President and Chief Executive Officer, said that streamlining the Company's management structure is consistent with its philosophy. "Operating decisions are best made locally while strategic policy directions are set at the executive level. These changes announced today will free up capital, reduce operating expenses and improve the Company's internal communications."

Mr. Houston said the Company has made substantial progress in recent months in the processing of claims and preparation of a plan of reorganization and is holding discussions with creditor representatives. "The Company is committed to emerging from Chapter 11 and the CCAA proceedings at the earliest feasible time," he said.

The Loewen Group Inc. currently owns or operates more than 1,100 funeral homes and more than 400 cemeteries across the United States, Canada, and the United Kingdom. The Company employs approximately 12,000 people and derives approximately 90 percent of its revenue from its U.S. operations.

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Safe Harbor: Certain statements contained in this press release, including but not limited to information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management and the Company's assumptions regarding such performance and plans, are forward-looking in nature. Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the Company's publicly filed quarterly and annual reports.